Exhibit 5.1

July 2, 2014

Ameris Bancorp

310 First Street, S.E.

Moultrie, Georgia 31768

Ladies and Gentlemen:

We have acted as counsel to Ameris Bancorp, a Georgia corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which is being filed with the Securities and Exchange Commission (the “Commission”) with respect to 46,708 shares of the common stock, par value $1.00 per share, of the Company (the “Plan Shares”) issuable upon the exercise of options granted under the Coastal Bankshares, Inc. Stock Award Plan (the “Plan”) that were assumed by the Company (the “Coastal Options”) in connection with its acquisition of Coastal Bankshares, Inc., a Georgia corporation (“Coastal”), pursuant to the terms of the Agreement and Plan of Merger dated as of March 10, 2014 between the Company and Coastal (the “Merger Agreement”).

In connection with the offering of the Plan Shares, we have examined: (i) the Plan; (ii) the Merger Agreement; (iii) the Registration Statement; and (iv) such other documents as we have deemed relevant and necessary to render this opinion. We have examined the originals, or photostatic or certified copies, of the foregoing and such other records of the Company and certificates of officers of the Company as we have deemed relevant and necessary as the basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. For the purpose of the opinion rendered below, we have also assumed that (i) the Company, in connection with the issuance of the Plan Shares, will receive consideration in an amount not less than the aggregate par value of the Plan Shares covered by each such issuance, (ii) there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder and (iii) each award agreement setting for the terms of each Coastal Option under the Plan is consistent with the Plan and has been duly authorized and validly executed and delivered by the parties thereto.

Based upon and subject to the foregoing, we are of the opinion that the Plan Shares, when issued and outstanding pursuant to the terms and conditions of the Plan and the Coastal Options, will be validly issued, fully paid and nonassessable.

Rogers & Hardin LLP   |   2700 International Tower   |   229 Peachtree Street NE   |   Atlanta, GA 30303   |   404.522.4700 Phone   |   404.525.2224 Fax   |   rh-law.com

Ameris Bancorp

July 2, 2014

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. This consent shall not be construed to cause us to be in the category of persons whose consent is required to be filed pursuant to Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Rogers & Hardin LLP